Exhibit 10.3

FORM OF
AGREEMENT TO FORFEIT SHARES OF COMMON STOCK

[Damian Novak]/[Rick Nechio]

11500 Wayzata Blvd. #1147

Minnetonka, MN 55305

__________ ___, 2023

Dear Mr. Novak:

The purpose of this agreement (this “Agreement”) is to confirm our discussions and agreement that [Damian Novak]/[Rick Nechio] (the “Stockholder”) has agreed to forfeit to Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), 250,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, subject to the terms and conditions set forth in this Agreement.

The Company is entering into a Global Mutual Compromise, Release and Settlement Agreement with Janelle Anderson (the “Settlement Agreement”) pursuant to which, among other things, (i) Ms. Anderson is agreeing to dismiss an action pending in Hennepin County District Court, captioned Janelle Anderson v. Fresh Vine Wine, Inc., Damian Novak, and Rick Nechio, Court File No. 27-CV-22-11491 (the “Lawsuit”) in exchange for, among other things, the Company making a settlement payment to Ms. Anderson in the amount of $1.25 million, and (ii) the Company and Ms. Anderson are agreeing to enter into a consulting arrangement (the “Consulting Arrangement”) pursuant to which Ms. Anderson would provide certain consulting services to the Company in exchange for the Company granting and issuing to Ms. Anderson 500,000 shares of the Common Stock (the “Shares”) from the Company’s 2021 Equity Incentive Plan (the “Grant”).

In order to prevent dilution to the Company’s stockholders in connection with the Grant, the Stockholder hereby irrevocably forfeits to the Company, for no consideration, 250,000 shares of Common Stock of the Company, effective upon the Grant and contingent upon the occurrence thereof

The Stockholder hereby irrevocably appoints the Chief Financial Officer or Secretary of the Company, with full power of substitution, to transfer the shares of Common Stock set forth above on the books and records of the Company in accordance with the terms of this Agreement.

The Company and the Stockholder acknowledge that the shares of Common Stock to be forfeited by the Stockholder under this Agreement represents 50% of the total shares of Common Stock to be issued by the Company to Ms. Anderson pursuant to the Grant, and that the Company is entering into an agreement with [Rick Nechio]/[Damian Novak] providing for the forfeiture by [Rick Nechio]/[Damian Novak] of the remaining 50% of the total shares of Common Stock to be issued by the Company to Ms. Anderson pursuant to the Grant.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. This Agreement may be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to Forfeit Shares of Common Stock effective as of the date first set forth above.

FRESH VINE WINE, INC.

By:
Name:	James Spellmire
Title:	Chief Financial Officer

STOCKHOLDER:

[Damian Novak]/[Rick Nechio]